Exhibit 99.1

Privately-Held Serena Software Names John Nugent as Chief Executive Officer

REDWOOD CITY, Calif. — November 2, 2009 — Serena Software, Inc. today announced the appointment of John Nugent as its president and chief executive officer. The company also expects to nominate Mr. Nugent to its board of directors. Jeremy Burton, who served as a director and president and chief executive officer, resigned from his positions with the company, effective as of October 30, 2009.

Mr. Nugent is a proven and successful executive with close to thirty years of experience in the high-technology industry, and is viewed as one of the most capable sales and operational leaders in the software business. Mr. Nugent has an established track record of successfully managing global operations, motivating sales organizations and growing revenues.

Prior to joining Serena, Mr. Nugent served as executive vice president of worldwide operations at SAP Business Objects where he was responsible for global sales, sales operations, sales consulting and field training. Prior to his worldwide role at SAP, Mr. Nugent served as SAP’s chief operating officer of the Americas, Asia and Japan, and earlier as executive vice president of sales and operations in the United States. Prior to joining SAP, Mr. Nugent served in executive and senior sales management positions at Oracle Corporation for seventeen years, where he was most recently senior vice president of sales and was responsible for managing all lines of business and market segments in the eastern United States. Mr. Nugent’s sales career began at Software International, where he spent more than six years marketing and selling mainframe application software to Fortune 1000 companies.

“We are fortunate to enlist the sales and operational expertise of someone like John Nugent,” said David Roux, Serena Software’s chairman of the board and co-founder of Silver Lake. “His experience with some of the largest enterprise software companies in the world makes him uniquely qualified to focus the company on its core markets and products, for both mainframe and distributed system environments, to better serve Serena Software’s large and diverse customer base.”

“For close to three decades, Serena Software has provided innovative software change management and business process management solutions to a global customer base,” said John Nugent, president and chief executive officer, Serena Software. “I look forward to leading the Serena team and working directly with customers to deliver the value of Serena Software’s industry-leading solutions.”

About Serena Software, Inc.

Serena Software is a privately owned company, headquartered in Redwood City, California, with 29 offices in 14 countries. Serena Software provides software change and configuration management, business process management and project and portfolio management software to over 15,000 customers worldwide, including 96 of the Fortune 100. Serena Software enables teams of programmers to become more efficient by standardizing and automating development processes across both mainframe and distributed system environments. Serena Software is a portfolio company of Silver Lake. For more information on Serena, visit http://www.serena.com.

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